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                                                                    Exhibit 12.1

                      BRADLEY OPERATING LIMITED PARTNERSHIP
                       RATIO OF EARNINGS TO FIXED CHARGES

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

                           YEAR ENDED    YEAR ENDED    YEAR ENDED    YEAR ENDED    YEAR ENDED    YEAR ENDED
                           DECEMBER 31,  DECEMBER 31,  DECEMBER 31,  DECEMBER 31,  DECEMBER 31,  DECEMBER 31,
                              1997          1996          1995          1994           1993         1992
                           ---------------------------------------------------------------------------------

Earnings:
Earnings, as defined.....  $48,691,000   $42,153,000   $14,060,000   $14,025,000    $9,051,000    $4,667,000
                           -----------   -----------   -----------   -----------    ----------    ----------

Fixed charges:
Interest expense..........  16,562,000    13,404,000     4,705,000     4,524,000     2,947,000     3,596,000
Interest capitalized
   during the period......      30,000       150,000       137,000        89,000        58,000       178,000
Amortization of
   deferred debt
   issuance costs.........     670,000       715,000       494,000       408,000       185,000        99,000
                           -----------   -----------   -----------   -----------    ----------    ----------

                            17,262,000    14,269,000     5,336,000     5,021,000     3,190,000     3,873,000

Ratio of earnings to
   fixed charges..........      2.82:1        2.95:1        2.63:1        2.79:1        2.84:1        1:21:1
                           ===========   ===========   ===========   ===========    ==========    ==========


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